EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-106062 and 333-106064 of Caraustar Industries, Inc. on Form S-8 of our report dated June 23, 2004, appearing in this Annual Report on Form 11-K of Caraustar Industries, Inc. Employees’ Savings Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

June 23, 2004